EXHIBIT 10.2

MASTER REPURCHASE AGREEMENT

Among:

DB STRUCTURED PRODUCTS, INC., as Buyer

ASPEN FUNDING CORP., as Buyer

NEWPORT FUNDING CORP., as Buyer

ECC CAPITAL CORPORATION, as Guarantor and Originator

ENCORE CREDIT CORP., as Guarantor and Originator

BRAVO CREDIT CORPORATION, as Guarantor and Originator

And

ECC SPV II, as Seller

ENCORE SPV II, as Seller

BRAVO SPV II, as Seller

Dated as of May 16, 2005

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	15
4.	CONFIRMATIONS	16
5.	PAYMENT AND TRANSFER	16
6.	MARGIN MAINTENANCE	17
7.	INCOME PAYMENTS	17
8.	TAXES; TAX TREATMENT; INCREASED COSTS	18
9.	SECURITY INTEREST; BUYERS’ APPOINTMENT AS ATTORNEY-IN-FACT	19
10.	CONDITIONS PRECEDENT	21
11.	RELEASE OF PURCHASED LOANS	23
12.	RELIANCE	24
13.	REPRESENTATIONS AND WARRANTIES	24
14.	COVENANTS OF SELLER AND GUARANTOR	27
15.	REPURCHASE DATE PAYMENTS/COLLECTIONS	32
16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW	32
17.	SUBSTITUTION	33
18.	REPURCHASE TRANSACTIONS	34
19.	EVENTS OF DEFAULT	34
20.	REMEDIES	38
21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	40
22.	USE OF EMPLOYEE PLAN ASSETS	40
23.	INDEMNITY	40
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	43
25.	SET-OFF	43
26.	FURTHER ASSURANCES	43
27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	43
28.	TERMINATION	44
29.	ASSIGNMENT	44
30.	AMENDMENTS, ETC.	44
31.	SEVERABILITY	44
32.	BINDING EFFECT; GOVERNING LAW	44
33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	45
34.	SINGLE AGREEMENT	45
35.	INTENT	46
36.	NOTICES AND OTHER COMMUNICATIONS	46
37.	CONFIDENTIALITY	49
38.	DUE DILIGENCE	49
39.	NO PROCEEDINGS	50
40.	BUYER ACTING AS AGENT	50

EXHIBIT A-1	MONTHLY CERTIFICATION
EXHIBIT A-2	QUARTERLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LOANS
EXHIBIT C	FORM OF NOTICE OF LOAN SALE
EXHIBIT D	UNDERWRITING GUIDELINES

MASTER REPURCHASE AGREEMENT

Dated as of May 16, 2005

AMONG:

DB STRUCTURED PRODUCTS, INC. (“DBSP”), ASPEN FUNDING CORP. (“Aspen”), NEWPORT FUNDING CORP. (“Newport” and collectively with DBSP and Aspen, the “Buyers” and individually, a “Buyer,” which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”),

ECC CAPITAL CORPORATION ( “ECC” or a “Guarantor”),

ENCORE CREDIT CORPORATION (“Encore Credit” or a “Guarantor”),

BRAVO CREDIT CORPORATION (“Bravo” or a “Guarantor”; ECC, Encore Credit and Bravo, collectively the “Guarantors”)

and

ECC SPV II, (a “Seller”),

Encore SPV II (a “Seller”),

Bravo SPV II, (a “Seller”; ECC SPV II, Encore SPV II and Bravo SPV II, collectively, the “Sellers”)

1.	APPLICABILITY

DBSP shall (and Aspen and/or Newport may), from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to the related Buyer Eligible Loans against the transfer of funds by the related Buyer, with a simultaneous agreement by the related Buyer to transfer to such Seller such Purchased Loans at a date certain, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Accepted Servicing Practices” means with respect to any Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located.

“Acquisition Guidelines” means the loan acquisition guidelines of any ECC Person, which will be provided to Buyers prior to their effectiveness, as the same may be amended from time to time.

“Additional Purchased Loans” shall have the meaning assigned thereto in Section 6(a) hereof.

“Adjustable Rate Mortgage Loan” means a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” means consolidated Net Worth less goodwill, intangible assets and intercompany/interaffiliate receivables (each calculated in accordance with GAAP).

“Adjustment Date” means with respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”.

“Agent” means any Buyer or any successor.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (except for the blank for the name of the assignee), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyers.

“Balloon Loan” means, with respect to a Loan, a final Monthly Payment that is significantly larger than the other scheduled Monthly Payments in respect of such Loan.

“Bravo” means Bravo Credit Corporation, a California corporation.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Cash Equivalents” shall mean any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the

United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(i) any transaction or event as a result of which ECC ceases to own, beneficially or of record, 100% of the stock of Encore Credit or Bravo;

(ii) any transaction or event as a result of which ECC ceases to own, directly or indirectly through a subsidiary, beneficially or of record, 100% of the equity of ECC SPV II;

(iii) any transaction or event as a result of which Encore Credit ceases to own, directly or indirectly through a subsidiary, beneficially or of record, 100% of the equity of Encore SPV II;

(iv) any transaction or event as a result of which Bravo ceases to own, directly or indirectly through a subsidiary, beneficially or of record, 100% of the equity of Bravo SPV II;

(v) the sale, transfer, or other disposition of all or substantially all of any of any Seller’s or any ECC Person’s assets (excluding any such action taken in connection with any securitization transactions or sale of assets among affiliates for purposes including but not limited to meeting REIT Status tests);

(vi) the consummation of a merger of any ECC Person or any Seller with or into another entity or any corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not, directly or indirectly, stockholders of such ECC Person or such Seller on the date of this Agreement; or

(vii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyers (or any Affiliate of a Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closed End Second Lien Loan” means a closed-end Second Lien Loan.

“Closing Date” means May 16, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned thereto in Section 9(a) hereof.

“Collection Account” means the following account established by the Guarantors in accordance with Section 14(w) for the benefit of the Buyers, “DB Structured Products, Inc., Aspen Funding Corp., and Newport Funding Corp.—P&I account—Account #                     ”.

“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any First Lien Mortgage Loan or Second Lien Mortgage Loan, the sum of the original principal balance of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, at the time of origination and the outstanding principal balance of any related first lien loan or second lien loan, if applicable as of the date of origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, divided by the lesser of (a) the Appraised Value of the related Mortgage Property as of the date of origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, the purchase price of such Mortgaged Property.

“Commercial Paper Notes” shall mean the short-term promissory notes issued by Aspen or Newport having an original term to maturity of 270 days or less (including the date of issuance thereof).

“Computer Tape” means a computer tape or other electronic medium generated by or on behalf of a Seller and delivered or transmitted to Buyers and Custodian which provides information relating to the Purchased Loans, including the information set forth in the Loan Schedule and the information set forth on Annex 1 to the Disbursement Agreement, in a format acceptable to Buyers.

“Confirmation” shall have the meaning assigned thereto in Section 4 hereof.

“Conforming Mortgage Loan” means a Loan which is insured by, and meets all criteria of, Fannie Mae, Freddie Mac, the FHA or the Department of Veterans Affairs which is secured by a first lien on the related Mortgaged Property.

“Custodial and Disbursement Agreement” means the Custodial and Disbursement Agreement dated as of May 16, 2005 among Sellers, Buyers, ECC, Encore Credit, Bravo, the Custodian, and the Disbursement Agent.

“Custodian” means Deutsche Bank National Trust Company, as custodian, or its successors and permitted assigns.

“DBSI” means Deutsche Bank Securities Inc. and any successor thereto.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Prime Rate plus 2% and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Delinquent” means, with respect to a Loan, that a monthly payment due thereon is not made by the close of business on the Due Date.

“Delinquent Loan” means any 30-Day Delinquent Loan, 60-Day Delinquent Loan, or 90-Day Delinquent Loan.

“Disbursement Agent” means Deutsche Bank National Trust Company, as disbursement agent, or its successors and permitted assigns.

“Dollars” or “$” means, unless otherwise expressly stated, means lawful money of the United States of America.

“Dry Mortgage Loan” shall mean a first or second lien Mortgage Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all required Mortgage Loan Documents.

“Due Date” means the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“ECC” means ECC Capital Corporation, a Maryland corporation.

“ECC Person” means any of ECC, Encore Credit, or Bravo, and “ECC Persons” shall mean ECC, Encore Credit and Bravo.

“Effective Date” shall mean the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means the electronic tracking agreement dated as of May 16, 2005 among Buyers, Sellers, Servicer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., in form and substance acceptable to Buyers to be entered into in the event that any of the Loans become MERS Designated Mortgage Loans; provided that if no Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” means any Subprime Loan, 30-Day Delinquent Loan, 60-Day Delinquent Loan, 90-Day Delinquent Loan, Wet-Ink Subprime Loan, Closed End Second Lien Loan or Performing Scratch and Dent Loan, that satisfies the criteria set forth in the definition of “Eligible Loan” in the Pricing Side Letter.

“Encore Credit” means Encore Credit Corp., a California corporation.

“Escrow Instruction Letter” means the escrow or closing instruction letter from a Seller to the Settlement Agent.

“Escrow Payments” means the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Facility Fee Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Fannie Mae” means the Federal National Mortgage Association, and its successors in interest.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Loan.

“First Lien Mortgage Loan” means a Loan secured by a first priority lien on the related Mortgaged Property.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Government Securities” means negotiable U.S. Treasury securities or federal agencies backed by the full faith and credit of the United States government.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Guarantor.

“Gross Margin” means with respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Ground Lease” means a ground lease to which the Mortgaged Property is subject as to which all of the following are true: (i) the Mortgagor is the owner of a valid and subsisting interest as tenant; (ii) it is in full force and effect, unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof; (iv) the Mortgagor enjoys the quiet and peaceful possession of the estate demised thereby, subject to any sublease; (v) the Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder; (vi) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed; (vii) the lessor thereunder has satisfied all of its repair or construction obligations, if any, to date pursuant to the terms thereof; (viii) the remaining term thereof extends not less than ten (10) years following the maturity date of such Mortgage Loan; and (ix) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) thereunder, and will not contravene any provision of or cause a default thereunder;

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means ECC Capital Corporation, Encore Credit Corp. or Bravo Credit Corporation and their respective successors thereto.

“Guaranty” means the Guaranty and Pledge Agreement of Guarantors in favor of Buyers, dated as of May 16, 2005.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by a Seller or the relevant Guarantor with a counterparty approved by the Buyers.

“High Cost Loan” means a Loan that is (a) subject to the provisions of the Home Ownership and Equity Protection Act of 1994 as amended (“HOEPA”); (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law; (c) subject to any comparable federal, state or local statutes and regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans; or (d) a “High Cost Loan” or “Covered Loan”, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person: (a) all obligations for borrowed money (excluding non-recourse debt obligations); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Index” means with respect to each Adjustable Rate Mortgage Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” shall mean, for each day, the rate determined by Buyers on the related Purchase Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyers in their sole discretion and communicated to Sellers.

“Loan” means a first lien or second lien, fixed rate or adjustable rate, closed-end, wet or dry-funded residential mortgage loan originated in accordance with the Underwriting Guidelines and the warranties attached as Exhibit B hereto.

“Loan Schedule” means the list of Loans delivered by a Seller or the related Originator to Buyer and Custodian together with each Transaction Notice and the paper portion of which is attached by the Custodian to the related Trust Receipt. Each Loan Schedule (which shall also include a Computer Tape) shall set forth the following information with respect to each Loan: product description, purchased loan number, obligor name and address, principal balance, coupon, first payment date, last payment date, next payment due date, monthly payment, origination date, credit score, debt-to-income ratio, property type, property valuation, LTV, CLTV, loan purpose, owner occupancy, lien status, senior liens, subordinate liens, purchase price paid, selling entity, whether the loans are subject to prepayment charges, any other information reasonably required by the related Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” means with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Loan, the purchase price of the related Mortgaged Property.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Loan and which is considered and treated as “real property” under applicable law and which satisfies each of the requirements therefor that are set forth in clause (i) of Exhibit B hereto.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Loan that is an Eligible Loan, as of any date of determination, the value ascribed to such asset by the related Buyer in its sole discretion based on its knowledge of the market for such asset as marked to market daily (but in no event greater than the Market Value of such Purchased Loan on the related initial Purchase Date), and (ii) with respect to a Purchased Loan that is not an Eligible Loan or a Purchased Loan that is deemed by the related Buyer to be unsecuritizable or otherwise uncollectible, zero.

“Master Loan Sale Agreement” means the Master Loan Sale and Contribution Agreement, dated as of May 16, 2005 between the Originators and the Sellers.

“Master Netting Agreement” means the letter agreement among Buyers and Guarantor and certain Affiliates in form and substance acceptable to Buyers to be entered into in the event that the Buyers and Guarantor agree; provided that if such agreement is not entered into, all references herein to the Master Netting Agreement shall be disregarded.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects taken as a whole or prospects of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Person or a Person and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Person or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against a Person or any Affiliate of such Person that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Loans.

“Maximum Aggregate Purchase Price” means Three Hundred Million Dollars ($300,000,000) for all Sellers.

“Maximum Mortgage Interest Rate” means with respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

“MERS” shall have the meaning assigned thereto in the Custodial Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Monthly Payment” means with respect to any Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means, with respect to each Loan, the annual rate at which interest accrues on such Loan from time to time in accordance with the provisions of the related Note.

“Mortgage Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgaged Property” means, with respect to a Loan, the related Mortgagor’s fee interest in real property or leasehold interest in real property improved by a Residential Dwelling and all other collateral securing repayment of the debt evidenced by the related Note.

“Mortgagee” means the record holder of a Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Worth” shall mean, with respect to ECC, the excess of ECC’s total consolidated assets, over ECC’s total consolidated liabilities, determined in accordance with GAAP.

“90-Day Delinquent Loan” shall mean a Loan that is ninety (90) days or more Delinquent.

“Non Usage Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” means (a) all of each Seller’s and each Guarantor’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of such Seller and such Guarantor to Buyers, its Affiliates, Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyers or on behalf of Buyers pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any Seller’s or any Guarantor’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyers or any such Affiliate of their rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of each Seller’s and each Guarantor’s indemnity obligations to Buyers pursuant to the Program Documents.

“Originator” means any of ECC, Encore Credit, or Bravo, as the case may be, and ECC, Encore Credit and Bravo together being the “Originators”.

“Par Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Par Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Par Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Performing Scratch and Dent Loans” shall mean a Purchased Loan for which the selected Loan was repurchased from either (i) a securitization of an Originator’s residential Mortgage Loans or (ii) a whole loan sale between an Originator and a third party as a result of a breach of a representation or warranty other than breaches that result from, or relate to or involve regulatory compliance or fraud.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by the applicable Seller to Buyers with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means the pricing side letter, dated as of May 16, 2005, among Sellers, Guarantors and Buyers, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custodial and Disbursement Agreement, any Servicing Agreement, the Master Netting Agreement, the Guaranty, the Undertaking Agreement, any assignment of Hedge Instrument, the Master Loan Sale Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, the Seller’s trust agreement and any other agreement entered into by any Seller and/or any ECC Person and/or the Servicer, on the one hand, and the Buyers or one of their Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Loans are sold by a Seller to the related Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Loans” means any of the following assets sold by a Seller to one or more Buyers in a Transaction: the related Loans, together with the related Records, Servicing Rights, such Seller’s or the related Guarantor’s rights under any related Hedge Instruments, such Seller’s or the related Guarantor’s rights under any takeout commitment related to the Loans and other Collateral, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Loans” with respect to any Transaction at any time also shall include Additional Purchased Loans delivered pursuant to Section 6(a) hereof (Margin Maintenance) and Substitute Loans delivered pursuant to Section 17 hereof.

“Reacquired Loans” shall have the meaning assigned thereto in Section 17.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by a Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” means with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code that satisfies the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Repurchase Date” means the date occurring on (i) the [15th] day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, or (iii) the date determined by application of Section 20, as applicable.

“Repurchase Price” means the price at which Purchased Loans are to be transferred from the related Buyer to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the then unpaid Purchase Prices for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” means any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a co-operative commercial property. Mortgaged Properties that consist of the following property types are not Residential Dwellings: (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units not secured by real property, (f) any dwelling situated on more than ten acres of property and (g) any dwelling situated on a leasehold estate unless each of the requirements set forth in the definition of “Ground Lease” have been satisfied.

“Second Lien Mortgage Loan” means an Eligible Loan secured by a lien on the Mortgaged Property, which is subject to one prior lien on such Mortgaged Property.

“Security Agreement” means with respect to any Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Mortgagor and/or others in connection with such Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller” means ECC SPV II, a Delaware statutory trust, Encore SPV II, a Delaware statutory trust or Bravo SPV II, a Delaware statutory trust.

“Servicer” means either or both of Option One Mortgage Corporation or HomEq Servicing Corporation and any successor thereto, or any other servicer approved by Buyers in their sole discretion.

“Servicing Agreements” means collectively (i) the Servicing Agreements between Encore Credit and a Servicer, or any agreement (other than the Custodial and Disbursement Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Loan, including any assignment or other agreement relating to such agreement and (ii) those notices, dated as of May 16, 2005, among the Buyers, the Servicers and the Sellers.

“Servicing File” means with respect to each Loan, the file retained by the applicable Seller consisting of all documents that a prudent originator and servicer would have, including copies of the Mortgage Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Rights” means contractual, possessory or other rights of a Seller or any other Person, whether arising under a Servicing Agreement or otherwise, to administer or service a Purchased Loan or to possess related Records.

“Settlement Agent” means, with respect to any Transaction related to a Wet-Ink Mortgage Loan, prior to the occurrence of the Transaction, the person identified as such in a notice sent by a Seller to the Buyers, which person may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated, to which the proceeds of such Transaction are to be wired.

“60-Day Delinquent Loan” means a Loan which is more than fifty-nine (59) days Delinquent but less than ninety (90) days Delinquent.

“Subprime Loan” means any Loan that is not a Conforming Loan.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Loans” has the meaning assigned thereto in Section 17.

“Termination Date” means the earlier of (i) 364 days following the Effective Date or (ii) at Buyers’ option, upon the occurrence of an Event of Default.

“30-Day Delinquent Loan” shall mean a Loan which is more than twenty-nine (29) days Delinquent but less than sixty (60) days Delinquent.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of a Seller to enter into a Transaction, in a form attached as Exhibit A to the Custodial Agreement or such other form as shall be mutually agreed upon among Sellers and Buyers, which is delivered to the related Buyer, the Disbursement Agent and the Custodian.

“Trust Receipt” means a Trust Receipt and Certification as defined in the Custodial Agreement.

“Underwriting Guidelines” means Encore Credit’s or Bravo’s loan underwriting guidelines, as applicable, (and in the case of ECC, either of the applicable guidelines depending on which entity it acquired the loan from) set forth on Exhibit D in effect as of the date of this Agreement, which have been approved in writing by Buyers, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unrestricted Cash” means cash and Cash Equivalents, of ECC that are not subject to a lien in favor of any Person other than the Buyers pursuant to the Guaranty or that are not required to be maintained by the ECC pursuant to a contractual agreement (other than this Agreement) or requirement of law.

“USC” shall have the meaning assigned thereto in Section 35.

“Wet Funding Package” shall have the meaning set forth in the Custodial Agreement.

“Wet-Ink Mortgage Loan” means an Eligible Loan which is sold to the related Buyer simultaneously with the origination thereof by the applicable Originator, which origination is in accordance with the Underwriting Guidelines and is funded in part or in whole with proceeds of the sale of the Eligible Loan to the related Buyer paid directly to a Settlement Agent and for which all of the Mortgage Loan Documents specified in the Custodial Agreement have not been delivered to Custodian in accordance with the Custodial Agreement. For the avoidance of doubt Wet-Ink Mortgage Loans shall include a Wet-Ink Subprime Loan.

“Wet-Ink Subprime Loan” means a Subprime Loan that is also a Wet-Ink Mortgage Loan.

(b) Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custodial Agreement.

(c) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Buyers or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through”

means “to and including”. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of a Seller or an ECC Person, as applicable.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the applicable Seller or the applicable Guarantor by any Buyer or an authorized officer of any Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller or an ECC Person is required to provide any document to Buyers under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyers request otherwise. At the request of Buyers, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyers, each ECC Person and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyers may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyers shall not be construed to require Buyers to request or await receipt of information or documentation not immediately available from or with respect to Sellers, any ECC Person, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3.	THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, DBSP hereby agrees to (and Aspen and Newport may) enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by all Buyers and sold by all Sellers not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, (i) with respect to the purchase of Loans that are Dry Mortgage Loans, the applicable Seller shall give the related Buyer and Custodian notice of any proposed purchase by delivering on the proposed purchase prior to 11:00 a.m. New York City time one (1) Business Day prior to the proposed Purchase Date (the date on which such notice is so given, the “Notice Date”) (1) a Transaction Notice, a Loan Schedule and a Computer Tape to the related Buyer and Custodian, and (2) the Mortgage File to Custodian for each Loan subject to such Transaction, and (ii) with respect to the purchase of Wet-Ink Mortgage Loans, prior to 11:00 a.m., New York City time, on the Business Day prior to the purchase of such Wet-Ink Mortgage Loans by a Buyer, the applicable Seller shall notify the related Buyer and the Disbursement Agent of an estimate of the Purchase Price of such Wet-Ink Mortgage Loans and such Seller shall give the related Buyer and the Custodian notice of any proposed purchase, prior to 4:00 p.m. New York City time on the proposed Purchase Date (also a “Notice Date”) and deliver a Transaction Notice, a Loan Schedule and a Computer Tape to the related Buyer and Custodian. In addition to other information provided on the applicable Notice Date, the applicable Seller or the related Originator, as applicable shall simultaneously deliver by electronic mail the applicable notice set forth herein as Exhibit C which shall be included in the Transaction Notice.

(b) The related Seller shall repurchase Purchased Loans from the related Buyer on each related Repurchase Date for the price indicated in Section 15. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. The related Seller is obligated to obtain the Purchased Loans from the related Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date. Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Purchased Loan that is repurchased by the related Seller on the Repurchase Date shall automatically become subject to a new Transaction unless the related Buyer is otherwise notified by the related Seller at least one (1) Business Day prior to any such Repurchase Date; provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(c) If a Seller repurchases Purchased Loans on any day which is not a Repurchase Date for such Purchased Loans, such Seller shall indemnify the related Buyer and hold the related Buyer harmless from any losses, costs and/or expenses which the related Buyer may sustain or incur arising from the reemployment of funds obtained by the related Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable 30 day period (“Breakage Costs”). The related Buyer shall deliver to the related Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the related Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. The provisions of this Section 3(c) shall survive termination of this Agreement and the repurchase of all Purchased Loans subject to Transactions hereunder.

4.	CONFIRMATIONS

In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement (as amended by the Pricing Side Letter), the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between the related Buyer and the related Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Loans transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price or Price Differential received by the related Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.	MARGIN MAINTENANCE

(a) If at any time either (i) the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions, or (ii) the aggregate unpaid principal balance of the Purchased Loans for all Transactions is less than the sum of the aggregate Par Margin Amount for all such Transactions (either such event, a “Margin Deficit”), then the related Buyer may by notice to related Seller require related Seller in such Transactions to transfer to the related Buyer cash or, at the related Buyer’s option (and provided such Seller has additional Eligible Loans and agrees to do so), additional Eligible Loans (“Additional Purchased Loans”) within one (1) Business Day of such notice by such Buyer, so that both (x) the cash and aggregate Market Value of such Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate MV Margin Amount, and (y) the cash and unpaid principal balance of such Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate Par Margin Amount (either such requirement, a “Margin Call”).

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day. The failure of any Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of such Buyer to do so at a later date. Sellers, Guarantors and Buyers each agree that a failure or delay by any Buyer to exercise its rights hereunder shall not limit or waive Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for any Seller or any Guarantor.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyers. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, Buyers agree that the applicable Seller shall be entitled to receive an amount equal to all Income paid in respect of any Purchased Loan, which is not otherwise received by such Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyers; provided that any Income received by or on behalf of a Seller while the related Transaction is outstanding shall be deemed to be held by such Seller solely in trust for Buyers pending the repurchase on the related Repurchase Date. If a Default or an Event of Default has occurred and is continuing, the Sellers shall hold all Income in the Collection Account. Provided no Default or Event of Default has occurred, Buyers shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyers shall reasonably determine in their sole discretion), on the Repurchase Date following the date such Income is received by Buyers (or a servicer on their behalf) either (i) transfer (or permit the servicer to transfer) to the applicable Seller such Income with respect to any Purchased Loans subject to such Transaction or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyers by the applicable Seller upon termination of such Transaction. Buyers shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith the applicable Seller transfers to Buyers cash or Additional Purchased Loans sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8.	TAXES; TAX TREATMENT; INCREASED COSTS

(a) All payments made by the Sellers under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyers are organized or of their applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the applicable Seller for its own account not later than the date when due. If any Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyers, promptly, original tax receipts and other evidence satisfactory to Buyers of the payment when due of the full amount of such Taxes; and (d) pay to the Buyers such additional amounts as may be necessary so that such Buyers receive, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. Notwithstanding the foregoing, with respect to any jurisdiction in which Buyer is a taxpayer for the taxable year affected, if Buyer receives a refund or credit of the withholding tax for which Buyer has received payment from Seller pursuant to this Section, Buyer shall refund to Seller the amount of any such payment, provided that any such refund shall not exceed the amount of the refund or credit received by the Buyer.

(b) In addition, the Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c) The Sellers agree to indemnify the Buyers for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyers shall have provided the Seller with evidence, reasonably satisfactory to the Sellers, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall, prior to becoming a Buyer, provide the Sellers with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide the Sellers with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any

“gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Sellers shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Sellers hereunder, the agreements and obligations of Sellers contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Buyers to make available any of their tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Sellers that is secured by the Purchased Loans and that the Purchased Loans are owned by Sellers in the absence of an Event Default by Sellers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(g) If Buyers determine that, due to the introduction of, any change in, or the compliance by Buyers with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyers in engaging in the present or any future Transactions, then Sellers agree to pay to Buyers, from time to time, upon demand by Buyers (with a copy to Custodian) the actual cost of additional amounts as specified by Buyers to compensate Buyers for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyers shall promptly notify Seller if any events in clause (i) or (ii) of this Section 8(g) occur.

9.	SECURITY INTEREST; BUYERS’ APPOINTMENT AS ATTORNEY-IN-FACT

(a) Sellers and Buyers intend that the Transactions hereunder be sales to Buyers of the Purchased Loans and not loans from Buyers to Sellers secured by the Purchased Loans. However, in order to preserve Buyers’ rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for each Seller’s performance of all of its Obligations, each Seller hereby grants Buyers a fully perfected security interest in the following property, whether now existing or hereafter acquired: the Purchased Loans, the related Records, all related Servicing Rights, all mortgage guaranties and insurance relating to such Purchased Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, the applicable Seller’s rights under the Master Loan Sale Agreement (including, without limitation, the security interest in favor of Seller pursuant to Section 4 thereof) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing, all other insurance policies and insurance proceeds relating to any Purchased Loan or the related Mortgage Property and any other contract rights, payments, rights to payment (including payments of interest or finance charges), and all instruments, chattel paper, securities, investment property and general intangibles, payment intangibles, and other assets comprising or relating to the Purchased Loans, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Loans, the Servicing Rights, all guarantees, supporting obligations or other support for the Purchased Loans, and any and all replacements, substitutions, distributions on, income, payments and proceeds with respect to, any of the foregoing (collectively the “Collateral”). Each Seller acknowledges and agrees that its rights with respect to the Collateral (including without limitation, its security interest in the Purchased Loans and any other collateral granted to such Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyers hereunder.

(b) Each Seller hereby irrevocably constitutes and appoints Buyers and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in Buyers’ discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Loans and the Collateral without the applicable Seller’s signature thereon as Buyers at their option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyers the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyers for the purpose of collecting any and all such moneys due with respect to any other Purchased Loans whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Loans or the Collateral;

(iii) (A) to direct any party liable for any payment under any Purchased Loans to make payment of any and all moneys due or to become due thereunder directly to Buyers or as Buyers shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Loans or any proceeds thereof and to enforce any other right in respect of any Purchased Loans; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyers may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Loans as fully and completely as though the related Buyer were the absolute owner thereof for all purposes, and to do, at Buyers’ option and Seller’s expense, at any time, and from time to time, all acts and things which Buyers deem necessary to protect, preserve or realize upon the Purchased Loans and the Collateral and Buyers’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Each Seller also authorizes Buyers, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans.

The powers conferred on Buyers hereunder are solely to protect Buyers’ interests in the Purchased Loans and shall not impose any duty upon it to exercise any such powers. A Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the related Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyers shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyers and duly executed by each party thereto (as applicable):

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of each Seller’s and each ECC Person’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of each Seller and each ECC Person certifying the names, true signatures and titles of each Seller’s and each ECC Person’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of each Sellers’ and each Guarantor’s counsel as to such matters as Buyers may reasonably request (including, without limitation, perfected security interest in the Collateral, a “true sale” and a “non-consolidation” opinion with respect to each Seller and each Guarantor) each in form and substance acceptable to Buyers;

(v) The original trust certificates, representing 100% beneficial ownership in each Seller, issued in the name of the related Guarantor and an original conveyance power in blank executed by such Guarantor;

(vi) A copy of each of the Underwriting Guidelines certified by an officer of Encore Credit or Bravo, as applicable;

(vii) A waiver from Guarantors’ lenders permitting the Guarantors to issue the Guaranty, if any is needed;

(viii) The payment in respect of the Facility Fee Amount and the legal fees as set forth in the Pricing Side Letter;

(ix) Reserved;

(x) A copy of the insurance required by Section 14(o) of this Agreement;

(xi) Buyers shall have completed the due diligence review pursuant to Section 38, and such review shall be satisfactory to Buyers in their sole discretion; and

(xii) Any other documents reasonably requested by Buyers.

(b) The obligation of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyers or their designee shall have received on or before the day of a Transaction with respect to such Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyers and (if applicable) duly executed:

(A) The Transaction Notice, Loan Schedule and Computer Tape with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B) The Trust Receipt with respect to such Purchased Loans, with the Loan Schedule attached;

(C) Such certificates, customary opinions of counsel or other documents as Buyers may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyers in its commercially reasonable judgment; and

(D) A copy of the applicable notice set forth as Exhibit C (which may be contained in the related Transaction Notice).

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyers shall not have reasonably determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyers has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyers to enter into Transactions with a Pricing Rate based on LIBOR.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and each Seller and each ECC Person is in compliance with the terms and conditions of the Program Documents.

(v) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date.

(vii) Buyers shall have determined that all actions necessary or, in the opinion of Buyers, desirable to maintain the related Buyer’s perfected interest in the Purchased Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(viii) Sellers shall have paid to Buyers any accrued and unpaid Non Usage Fees and all other fees and expenses owed to Buyers in accordance with the Program Documents.

(ix) Buyers or their designee shall have received any other documents reasonably requested by Buyers.

(x) Such Transaction, when added to all other Transactions previously entered into on such Business Day for all Sellers shall not exceed four (4) Transactions.

(xi) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xii) The Purchase Price for the requested Transaction shall not be less than $1,000,000 per Transaction.

(xiii) No event or events shall have been reasonably determined by Buyers to have occurred resulting in the effective absence of a whole loan or asset backed securities market or commercial paper market.

(xiv) Each secured party (including any party that has a precautionary security interest in a Loan) has released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyers prior to each Transaction and to the Custodian as part of the Mortgage File.

11.	RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Loan, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyers shall be deemed to have terminated any ownership or security interest that Buyers may have in such Purchased Loan and any Collateral solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyers shall direct Custodian to release such Purchased Loan and any Collateral solely related to such Purchased Loan to the applicable Seller unless such release and termination would give rise to or perpetuate a Margin Deficit and Buyers give the related Seller notice thereof on the Repurchase Date; provided that if a Margin Deficit is then continuing, and a Margin Call has been made, Sellers may provide Buyers cash in the amount equal to the amount necessary to cure any Margin Deficit whereupon all such Purchased Loans shall be released. Concurrently with any termination and releases as described above in this Section 11, Buyer shall execute and deliver to the related Seller upon request, and Buyer hereby authorizes the related Seller to file and record, such documents as such Seller may reasonably deem necessary or advisable to evidence such termination and release. Except as set forth in Sections 6(a) and 17, a Seller shall give at least one (1) Business Day prior written notice to Buyers if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, the related Buyer shall notify the related Seller of the amount thereof and the related Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

12.	RELIANCE

With respect to any Transaction, Buyers may conclusively rely upon, and shall incur no liability to any Seller or any ECC Person in acting upon, any request or other communication that Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction on such Seller’s or the applicable ECC Person’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Each of the Sellers and each ECC Person hereby represents and warrants, as to itself, and shall on and as of each Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, as to itself, that:

(a) Due Organization and Qualification. Each ECC Person and each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each ECC Person and each Seller is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to any Seller or any ECC Person or impair the enforceability of any Loan.

(b) Power and Authority. Each ECC Person and each Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by each ECC Person and each Seller have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of the Program Documents by any Seller or any ECC Person or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents or material agreements of any Seller or any ECC Person or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to any Seller or any ECC Person or its properties;

(ii) constitutes a material default by any Seller or any ECC Person under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which any Seller or any ECC Person is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of any Seller or any ECC Person except the lien relating to the Program Documents.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Loans, any Seller, any Guarantor or any of their Affiliates, pending or threatened, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect with respect to any Seller or any Guarantor.

(f) Valid and Binding Obligations. Each of the Program Documents to which any Seller or any ECC Person is a party, when executed and delivered by such Seller or such ECC Person, as applicable, will constitute the legal, valid and binding obligations of such Seller or such ECC Person, as applicable, enforceable against such Seller or such ECC Person, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Financial Statements. The financial statements of ECC, copies of which have been furnished to Buyers, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of ECC as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to ECC. Except as disclosed in such financial statements, ECC is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to ECC.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of any Seller or any ECC Person and provided to Buyers relating to any Seller’s or any ECC Person’s financial condition contain any statement of a material fact with respect to Seller or any ECC Person, or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to any Seller or any ECC Person, that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by any Seller or any ECC Person of this Agreement or the consummation by any Seller or any ECC Person of any other Program Document, other than any that have heretofore been obtained, given or made.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by any Seller or any ECC Person in the conduct of their businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change or a Material Adverse Effect with respect to any Seller or any ECC Person.

(k) Solvency: Fraudulent Conveyance. Each ECC Person and each Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither any Seller nor any ECC Person will be left with an unreasonably small amount of capital with which to engage in its business. Neither any Seller nor any ECC Person intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither any Seller nor any ECC Person is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Seller or any ECC Person or any of their assets. The amount of consideration being received by the applicable Seller upon the sale of the Purchased Loans to Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Loans. The Sellers are not transferring any Purchased Loans with any intent to hinder, delay or defraud any of its creditors. The amount of consideration being received by the Originator upon the sale of the Purchased Loans to the related Seller, respectively, constitutes reasonably equivalent value and fair consideration for such Purchased Loans. No Originator is transferring any Purchased Loans with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act and Holding Company Act Compliance. No Seller is: (a) required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 as amended.

(m) Taxes. Each ECC Person and each Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by any Seller or any ECC Person in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representations. With respect to each Loan to be sold hereunder by a Seller to Buyers, the applicable Seller and the related Originator, jointly and severally, hereby make all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File, or Wet Funding Package, as applicable, is delivered to the Custodian with respect to the Loans and continuously while such Loan is subject to a Transaction. Further, as of each Purchase Date, the applicable Seller and the related Originator shall be deemed to have represented and warranted in like manner that neither such Seller nor such Originator have any knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of such Seller or such Originator. In addition, the applicable Originator agrees to make the representations and warranties set forth in Exhibit B to this Agreement as of the “cut-off date” of the securitization or whole loan sale of the related Loans by the related Seller or the related Buyer, as applicable; provided, however, that to the extent that the Originator has at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, the Originator shall have no obligation to make such materially false representation and warranty.

(o) No Broker. Neither any Seller nor any ECC Person has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if any Seller or any ECC Person has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by such Seller or such ECC Person, as applicable.

(p) Corporate Separateness.

(i) The capital of each Seller and each ECC Person is adequate for the respective business and undertakings of each Seller and each ECC Person.

(ii) Other than as provided in this Agreement and the other Program Documents, no Seller is engaged in any business transactions with any Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii) The funds and assets of each Seller are not and will not be, commingled with the funds of any other Person.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Loans to Buyers and shall continue for so long as the Purchased Loans are subject to this Agreement.

14.	COVENANTS OF SELLER AND GUARANTOR

Each ECC Person and each Seller, as applicable, hereby covenants, as to itself, with Buyers as follows:

(a) Defense of Title. Each Seller and each ECC Person warrants and will defend the right, title and interest of Buyers in and to all Collateral against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyers’ prior written consent, neither any Seller, nor any ECC Person nor those acting on any Seller’s or any ECC Person’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that any such party may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

(c) No Assignment. Except as permitted herein, neither any Seller, nor any ECC Person, nor any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents; servicing arrangement between the Servicer and any Seller or its Affiliates; and any forward purchase commitment or other type of take out commitment for the Purchased Loans.

(d) Servicing of Loans. Sellers and the ECC Persons shall cause Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Loans in accordance with Accepted Servicing Practices, pending any delivery of such servicing to Buyers pursuant to Section 14(r), employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing Loans for its own account. Sellers shall notify all Servicers and subservicers of Buyers’ interests hereunder and Sellers shall notify Buyers of the name and address of all Servicers and subservicers of Purchased Loans. Buyers shall have the right to approve each such Servicer or subservicer and the form of all Servicing Agreements or servicing side letter agreements with respect thereto. Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to such Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Upon Buyers’ request, Sellers shall provide reasonably promptly to Buyers a letter addressed to and agreed to each servicer of Loans, in form and substance reasonably satisfactory to Buyers, advising such servicer of such matters as Buyers may reasonably request. If any Seller should discover that, for any reason whatsoever, such Seller or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully such Seller’s obligations under the Program Documents with respect to the servicing of the

Purchased Loans or any of the obligations of such entities with respect to the Purchased Loans, such Seller shall promptly notify Buyers.

(e) Preservation of Collateral: Collateral Value. Each of Sellers and the ECC Persons shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Sellers and the ECC Persons will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to any Seller or any ECC Person relating to the Collateral and cause the Collateral to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Neither any Seller nor any ECC Person will allow any default to occur for which such Seller or such ECC Person is responsible under any Collateral or any Program Documents and the Sellers and the ECC Persons shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

(f) Maintenance of Papers, Records and Files. Sellers and the ECC Persons shall acquire, and Sellers or ECC or the other ECC Persons shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Sellers and the ECC Persons will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Sellers and the ECC Persons shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyers otherwise approve. Neither any Seller nor any ECC Person will cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event the applicable Seller or the applicable ECC Person will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyers have an interest in or lien on any Purchased Loan, Sellers and the ECC Persons will hold or cause to be held all related Records in trust for Buyers. The applicable Seller and the applicable ECC Person shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyers, Sellers and the applicable ECC Persons shall (x) make any and all such Records available to Custodian or Buyers to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyers or their authorized agents to discuss the affairs, finances and accounts of the applicable Seller or the ECC Person with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the applicable Seller or the applicable ECC Person with its independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants.

(i) ECC shall keep or cause to be kept in reasonable detail books and records of each Seller and each ECC Person setting forth an account of their respective assets and business and shall clearly reflect therein the transfer of Purchased Loans to Buyers. Each Seller and ECC shall furnish or cause to be furnished to Buyers the following:

(A) Financial Statements. (x) As soon as available and in any event within ninety (90) days after the end of each fiscal year of ECC’s, ECC’s consolidated (and consolidating), audited balance sheets as of the end of each such fiscal year, and the Guarantor’s consolidated (and consolidating), audited financial statements of income and changes in equity and audited statement of cash flows, each for such fiscal year, (y) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of ECC, ECC’s consolidated (and consolidating), unaudited balance sheets as of the end of each quarter, and ECC’s unaudited financial statements of income and changes in equity and unaudited statement of cash flows, each for the portion of the fiscal year then ended, and (z) within thirty (30) days after the end of each month, monthly consolidated (and consolidating) and unaudited financial statements (excluding cash flow statements) and balance sheets as provided in clause (y), all of which shall have been prepared in accordance with GAAP and certified by ECC’s chief financial officer in the form of a compliance certificate to be delivered along with the above financial statements. Each Seller and each Guarantor shall furnish or cause to be furnished to Buyers any other financial information regarding each Guarantor and/or any Seller reasonably requested by Buyers.

(B) Loan Data. Monthly reports in form and scope satisfactory to Buyers, setting forth data regarding the performance of the Purchased Loans for the immediately preceding month, and such other information as Buyers may reasonably request, including, without limitation, all collections, delinquencies, losses and recoveries related to the Purchased Loans, any other information regarding the Purchased Loans requested by Buyers and the performance of any loans serviced by or on behalf of Servicer and any other financial information regarding Seller reasonably requested by Buyers.

(C) Monthly Servicing Diskettes. On or before the tenth (10th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day), or any other time as Buyers request, a computer tape or a diskette (or any other Electronic Transmission acceptable to Buyers) in a format acceptable to Buyers containing such information with respect to the Purchased Loans as Buyers may reasonably request.

(ii) ECC shall comply with the following financial covenants: (A) the Adjusted Tangible Net Worth of ECC shall at all times exceed Two Hundred Forty-Six Million Dollars ($246,000,000) (B) the ratio of the Guarantor’s Total Indebtedness to Adjusted Tangible Net Worth shall at no time exceed 20:1; (C) the sum of Unrestricted Cash plus unused borrowing capacity under any committed repurchase agreements or secured credit facilities that can be drawn on by ECC shall be at all times at least Thirty Million Dollars ($30,000,000) and (D) the ECC’s net income before taxes, for any period of two consecutive fiscal quarters (commencing with the period beginning January 1, 2005), shall not be less than $1.00.

(iii) Certifications. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A-1 attached hereto within thirty (30) days after the end of each calendar month and ECC shall execute and deliver a quarterly certification substantially in the form of Exhibit A-2 attached hereto within forty-five (45) days after the end of each fiscal quarter.

(D) Other Information. Upon the request of Buyer, such other information or reports as Buyer may from time to time reasonably request.

(h) Notice of Material Events. Each ECC Person and each Seller shall promptly inform Buyers in writing of any of the following:

(i) any Default, Event of Default or default or breach by a Seller or an ECC Person of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that any Seller or any ECC Person reasonably expects will with the passage of time become a Default or Event of Default;

(ii) any material change in the insurance coverage required of a Seller or an ECC Person or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between a Seller or an ECC Person, on the one hand, and any Governmental Authority or any other Person;

(iv) any material adverse change in accounting policies or financial reporting practices of any Seller or any ECC Person;

(v) the occurrence of any material employment dispute or licensing issue and a description of the strategy for resolving it; and

(vi) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to any Seller or any ECC Person.

(i) Maintenance of Licenses. Each ECC Person and each Seller shall (i) maintain all licenses, permits or other approvals necessary for each ECC Person and each Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(j) Taxes, Etc. Each Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Each Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(k) Nature of Business. Neither any Seller nor any ECC Person shall make any material change in the nature of its business as carried on at the date hereof.

(l) Limitation on Distributions. ECC shall have the right to pay dividends so long as ECC remains in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if a Default or Event of Default has occurred and is occurring, neither any Seller nor any ECC Person shall pay any dividends or distributions with respect to any capital stock or other equity interests in any Seller or any ECC Person, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or any ECC Person.

(m) Use of Custodian. Without the prior written consent of Buyers, Sellers and the ECC Persons shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(n) Merger of Guarantor. ECC shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyers’ prior consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which could reasonably be expected to have a Material Adverse Effect with respect to ECC; or (iii) make any Material Adverse Change with respect to ECC or ECC’s Subsidiaries.

(o) Insurance. Seller and each ECC Person will, and Seller and the ECC Person shall cause the Servicer to obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyers on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Guarantor shall continue to maintain, for itself and its subsidiaries, (i) general liability insurance and umbrella insurance in an aggregate amount of at least $3,500,000 and (ii) a surety bond that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000.

(p) Affiliate Transaction. Neither any Seller on the one hand nor any ECC Person on the other hand will at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, a Seller on the one hand and an ECC Person on the other hand unless the terms thereof are no less favorable to the Seller or the ECC Person, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not an Affiliate.

(q) Change of Fiscal Year. Neither any Seller nor any ECC Person will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyers, change the date on which such Seller’s or such ECC Person’s fiscal year begins from such Seller’s or such ECC Person’s current fiscal year beginning date.

(r) Servicing. With respect to the Servicing Rights of each Purchased Loan, unless otherwise stated in writing by Buyers, the applicable Seller and any applicable ECC Person shall cause the Purchased Loans to be serviced in accordance with the Servicing Agreements.

(s) Underwriting Guidelines. The ECC Persons shall not permit any material modifications to be made to the Underwriting Guidelines that will impact either the Buyers or the Purchased Loans without the prior consent of Buyers (such consent not to be unreasonably withheld). Each ECC Person agrees to deliver to Buyers copies of (or amendments to) its Underwriting Guidelines within ten (10) Business Days of the date of any change in the event that any changes are made to the Underwriting Guidelines following the Closing Date.

(t) No Other Indebtedness. Without the prior written consent of the Buyers, the Sellers shall not incur any Indebtedness or guaranty the Indebtedness of any other Person other than any Indebtedness deemed incurred under the Program Documents.

(u) Facility Fee Amount. Sellers agree to pay to Buyers, a commitment fee in the amount of the Facility Fee Amount, each such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim. Such fee shall be deemed to be earned as of the date hereof and the Facility Fee Amount shall be paid in the amounts and at the times set forth in the Pricing Side Letter. Buyers may, in their sole discretion, net such commitment fee that is due and unpaid from the proceeds of any Purchase Price payable to Seller.

(v) Non Usage Fee. On and after the date which is thirty (30) days following the Closing Date, the applicable Seller agrees to pay to the Buyers on every third Repurchase Date (i.e., quarterly) the accrued and unpaid Non Usage Fees.

(w) Establishment of Collection Account. If a Default or an Event of Default has occurred and is continuing, the Guarantor shall establish, for the benefit of the Buyers, a collection account in the Buyers’ name for the sole and exclusive benefit of the Buyers. Each ECC Person and each Seller shall follow the instructions of Buyers with respect to the Purchased Loans and deliver to Buyers any information with respect to the Purchased Loans reasonably requested by Buyers. If a Default or an Event of Default has occurred and is continuing, (i) each ECC Person and each Seller shall segregate all amounts collected on account of the Purchased Loans, to be held in trust for the benefit of the Buyers, and shall remit such collections in accordance with the Buyers’ written instructions, which amounts deposited into such account shall not be removed without the Buyers’ prior written consent, and (ii) each ECC Person, each Seller and the Servicer shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(x) MERS. The Sellers will and will cause the Servicer to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans for as long as such Purchased Loans are registered with MERS.

15.	REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the related Seller shall remit or shall cause to be remitted to the related Buyer the Repurchase Price together with any other Obligations then due and payable.

16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW

(a) Upon discovery by any Seller or any ECC Person of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, the applicable Seller or the applicable ECC Person shall give prompt written notice thereof to Buyers. Upon any such discovery by Buyers, Buyers will notify the related Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian with respect to the Purchased Loans and shall inure to the benefit of Buyers. The fact that Buyers have conducted or have failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Loan shall not affect Buyers’ right to demand repurchase as provided under this Agreement. The applicable Seller shall, within five (5) Business Days of the earlier of such Seller’s or such ECC Person’s discovery or either such Seller or such ECC Person receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of such Seller’s or such ECC Person’s discovery of such breach or delivery failure or Seller or the ECC Person receiving notice thereof that such breach or delivery failure has not been remedied by such Seller, such Seller shall promptly upon receipt of written instructions from Buyers, at Buyers’ option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyers, or (ii) transfer comparable Substitute Loans to Buyers, as provided in Section 17 hereof.

(b) If Buyers determine that the introduction of, any change in, or the interpretation or administration of, any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then the applicable Seller (i) shall, upon its receipt of notice of such fact and demand from Buyers (with a copy of such notice to Custodian), repurchase the Purchased Loans subject to the Transaction on the next succeeding Business Day and, at such Seller’s election, concurrently enter into a new Transaction with Buyers with a Pricing Rate based on the Prime Rate plus the margin set forth in the Pricing Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyers and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

(c) If Buyers determine in their sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyers’ capital or on the capital of any Affiliate of Buyers as a consequence of such Change in Law on this Agreement, then from time to time Sellers will compensate Buyers or Buyers’ Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyers on their other similarly affected customers. Buyers shall provide Sellers with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.	SUBSTITUTION

Sellers may, subject to agreement with and acceptance by Buyers upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (i.e., loan type, Market Value, etc.) (the “Substitute Loans”) for any Purchased Loans. Such substitution shall be made by transfer to Buyers of such other Substitute Loans and transfer to Sellers of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Purchased Loan as described in Section 4. After substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyers shall be deemed to have terminated any security interest that Buyers may have in the Reacquired Loans and any Collateral solely related to such Reacquired Loans to Sellers unless such termination and release would give rise to or perpetuate a Margin Deficit. Concurrently with any termination and release described in this Section 17, Buyers shall execute and deliver to Sellers upon request and Buyers hereby authorize Seller to file and record such documents as Sellers may reasonably deem necessary or advisable in order to evidence such termination and release.

18.	REPURCHASE TRANSACTIONS

Each Buyer may, in its sole election, engage in repurchase transactions with the Purchased Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Loans with a counterparty of Buyers’ choice, in all cases subject to Buyers’ obligation to reconvey the Purchased Loans (and not substitutes therefor) on the Repurchase Date. In the event Buyers engage in a repurchase transaction with any of the Purchased Loans or otherwise pledge or hypothecate any of the Purchased Loans, Buyers shall have the right to assign to Buyers’ counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Loans that are subject to such repurchase transaction.

19.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Any Seller fails to transfer the Purchased Loans to the related Buyer on the applicable Purchase Date (provided such Buyer has tendered the related Purchase Price);

(b) Any Seller or Guarantor fails to: (A) repurchase the Purchased Loans on the applicable Repurchase Date, (B) pay any Non Usage Fee on the applicable Repurchase Date, or (C) perform its obligations under Section 6;

(c) Either any Seller or any ECC Person shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Exhibit B to this Agreement and the other “Events of Default” set forth in this Section 19) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within five (5) Business Days (or one (1) Business Day with respect to a default on any payment obligation of principal or interest in this Agreement or any other note document or one (1) Business Day if the Purchased Loans exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from Buyers or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by any Seller or any ECC Person (or any of any Seller’s or any ECC Person’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Loan is an Eligible Loan, unless such Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

(e) Any Seller, any Guarantor, or any of any Sellers’ or any Guarantor’s Subsidiaries shall fail to pay any of any Seller’s, any Guarantor’s or any Sellers’ or any Guarantor’s Subsidiaries’ Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under any Seller’s, any Guarantor’s or any Seller’s or any Guarantor’s Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money, and such failure shall entitle the related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries, or of any of any Sellers’, any Guarantor’s or their Subsidiaries’ respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries generally fails to pay any Seller’s, any Guarantor’s or any Seller’s or any Guarantor’s Subsidiaries’ debts as they become due; or any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries; or any of any Seller’s, any Guarantor’s or any Seller’s or any Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(g) Any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Seller, any Guarantor or any of any Sellers’ or any Guarantor’s Subsidiaries, or of all or any part of any Sellers’, any Guarantor’s or any Seller’s or any Guarantor’s Subsidiaries Property; or makes an assignment for the benefit of any Seller, any Guarantor or any Seller’s or any Guarantor’s Subsidiaries’ creditors;

(h) Any final judgment or order for the payment of money in excess of (i) Two Million Dollars ($2,000,000) in the case of any Guarantor and (ii) ten thousand Dollars ($10,000) in the case of any Seller in the aggregate (to the extent that it is, in the reasonable determination of Buyers, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries, as applicable, shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries, or shall have taken any action to displace the management of any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries or to curtail its authority in the conduct of the business of any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

(j) Either (i) any Seller or Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of, in each case beyond any applicable cure period, any instrument, agreement or contract relating to Indebtedness and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof or (ii) ECC or any of its Affiliates (other than Sellers) shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of, in each case beyond any applicable cure period, any instrument, agreement or contract relating to Indebtedness in excess of (i) Two Million Dollars ($2,000,000) in the case of any Guarantor and (ii) ten thousand Dollars ($10,000) in the case of any Seller and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

(k) In the good faith judgment of Buyers any Material Adverse Effect shall have occurred with respect to any Seller, any ECC Person or any of any Seller’s or any ECC Person’s Subsidiaries taken as a whole or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of any Seller, Servicer or any ECC Person;

(l) Either (i) any Seller or any ECC Person shall admit in writing its inability to, or intention not to, perform any of any Seller’s or any ECC Person’s respective material Obligations, or (ii) Buyers shall have determined in good faith that any Seller or any ECC Person is unable to meet its commitments;

(m) Except as expressly permitted in this Agreement, any Seller or any ECC Person dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of any Seller’s or any ECC Person’s (as applicable) business or assets unless Buyers’ written consent is given;

(n) This Agreement shall for any reason cease to create (or maintain) a valid first priority perfected security interest or ownership interest upon transfer in any material portion of the Purchased Loans or Collateral purported to be covered hereby;

(o) Either any Seller’s or any ECC Person’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller or any ECC Person as a “going concern” or a reference of similar import or shall indicate that any Seller or any ECC Person has a negative net worth or is insolvent;

(p) A Change in Control of any ECC Person or any Seller.

(q) The occurrence of an Event of Default hereunder as to any Seller, shall constitute an Event of Default for each other Seller.

(r) Any of Messrs. Holder and Asghar (each of the foregoing until replaced as described below, a “Key Person” and collectively, the “Key Persons”) is no longer an employee or consultant of ECC or its Affiliates for any reason including, but not limited to, his or her death, permanent disability or resignation (each of the foregoing, a “Termination Event”, and any affected such Key Person a “Terminated Key Person”), but subject to the following limitations. Notwithstanding the foregoing, within 90 days after such Termination Event, ECC may request the Buyers to approve a replacement individual to replace any Terminated Key Person, and the Buyers shall consider such request and shall not unreasonably withhold or delay its approval of such individual as eligible to be a replacement for such Terminated Key Person hereunder. Upon the receipt of the approval from the Buyers of such individual as a replacement Key Person, ECC will promptly hire or promote or engage such individual. The list of named Key Persons and the timing or terms of the replacement process may be modified from time to time at the written request of ECC and upon the reasonable agreement of the Buyers. A Terminated Key Person shall no longer be deemed to be a Key Person for any purpose.

(s) Buyers shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of any Seller or any ECC Person and such reasonable information and/or responses shall not have been provided within five (5) Business Days of such request;

(t) If any Seller or any ECC Person admits its inability or is manifestly unable to perform fully when such performance will become due any obligation on any Seller’s or any Guarantor’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyers have any right, title or interest therein);

(u) ECC shall fail to satisfy any of the financial covenants set forth in Section 14(g)(ii) of this Agreement;

(v) If any Seller, an ECC Person or any of their Affiliates shall default in respect of any payment obligation under any Transaction with Buyers or any of their Affiliates and such breach is not remedied in one (1) Business Day;

(w) If any Seller or any Guarantor fails to satisfy a Margin Call and such failure is not remedied in one (1) Business Day;

(x) Any material amendment is made to the Underwriting Guidelines that in the judgment of the Buyers impacts the Buyers or the Purchased Loans and that shall not have been previously approved by Buyer;

(y) After such time as ECC has elected to be treated as a REIT, the failure of ECC to continue to be (i) qualified as a REIT as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by ECC of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code; or

(z) after such time as ECC has elected to be treated as a REIT, the failure of ECC to satisfy any of the following asset or income tests and a Material Adverse Effect has occurred:

(i) At the close of each taxable year, at least 75 percent of ECC’s gross income consists of (A) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (B) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (C) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (D) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (E) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code;

(ii) At the close of each taxable year, at least 95 percent of ECC’s gross income consists of (A) the items of income described in paragraph (i) hereof (other than those described in Section 856(c)(3)(I) of the Code), (B) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (C) interest and (D) dividends, in each case within the meaning of Section 856(c)(2) of the Code;

(iii) At the close of each quarter of ECC’s taxable year, at least 75 percent of the value of ECC’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of ECC’s operations, but not including receivables purchased from another person), and Government Securities;

(iv) At the close of each quarter of each of ECC’s taxable years, (A) not more than 25 percent of ECC’s total asset value will be represented by securities (other than those described in paragraph 3), (B) not more than 20 percent of ECC’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (C) (1) not more than 5 percent of the value of the ECC’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries), and (2) ECC will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).

20.	REMEDIES

Upon the occurrence of an Event of Default, Buyers, at their option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f), (g) or (l) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Sellers’ obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyers and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; each Seller, Servicer (unless Servicer is not an Affiliate of any Guarantor or any Seller) and each Guarantor shall immediately deliver to Buyers or their designee any and all original papers, records and files relating to the Purchased Loans subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans.

(ii) Buyers may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyers may reasonably deem satisfactory any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Sellers credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. Sellers shall remain liable to Buyers for any amounts that remain owing to Buyers following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyers in connection with or as a result of an Event of Default; second to Breakage Costs, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyers may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyers to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyers. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(b) Sellers hereby acknowledge, admit and agree that Sellers’ obligations under this Agreement are full recourse obligations of Sellers to which Sellers pledges their full faith and credit. In addition to their rights hereunder, Buyers shall have the right to proceed against any of Sellers’ assets which may be in the possession of Buyers, any of Buyers’ Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyers pursuant to this Agreement. Buyers may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Collateral or its proceeds and all other sums or obligations owed by Buyers to Sellers against all of Sellers’ Obligations to Buyers, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyers’ right to recover any deficiency.

(c) Buyers shall have the right to obtain physical possession of the Records and all other files of Sellers relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyers such assignments as Buyers shall request.

(d) Buyers shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyers determine appropriate.

(e) Buyers shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Collateral or any portion thereof, and do anything that Buyers are authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyers in connection with the appointment and activities of such receiver.

(f) Buyers may, at their option, enter into one or more Hedge Instruments covering all or a portion of the Purchased Loans, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Lender relating to or arising out of such Hedge Instruments; including without limitation any losses resulting from such Hedge Instruments.

(g) In addition to all the rights and remedies specifically provided herein, Buyers shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyers shall have the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Buyers may enforce their rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require Buyers to enforce their rights by judicial process. Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Collateral or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Each ECC Person and each Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited into the Collection Account promptly upon receipt thereof but in no event later than two Business Days thereafter. Following an Event of Default, Sellers shall be liable to Buyers for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs including, without limitation, all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyers to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyers of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyers to exercise any of their rights under any other related document. Buyers may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.	INDEMNITY

Each Seller and each ECC Person agrees to pay on demand (with interest thereon at the Default Rate following an Event of Default): (i) all reasonable out-of-pocket costs and expenses of Buyers and the Custodian in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyers with respect to advising Buyers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with any Seller or any ECC Person or with other creditors of Sellers or the ECC Persons or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) (ii) all reasonable out-of-pocket expenses and reasonable attorneys’ fees in connection with the taking of any action, including legal, required or permitted to be taken by Buyers (without duplication by Buyers) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyers or on their behalf or by refinancing or restructuring in the nature of a “workout” and (iii) all costs and expenses of Buyers in connection with the exercise of any right or remedy as the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyers) whether or not the transactions contemplated hereby are consummated.

(a) Each Seller and each ECC Person agrees to indemnify and hold harmless Buyers and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of any Seller or any ECC Person and/or their respective officers in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the Servicing Agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, or (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by a Seller or an ECC Person against the Indemnified Party, and a Seller or an ECC Person is ultimately the successful party in any resulting litigation or arbitration. Sellers and the ECC Persons also agree not to assert (and to cause Servicer not to assert) any claim against Buyers or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b) If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Indemnified Party in respect of which the indemnity provided above may be sought from any Seller or any ECC Person (the “Indemnifying Party”) each such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party and the payment of all expenses and reasonable legal fees; provided that failure to notify the Indemnifying Party shall not relieve it from any liability it may have to such Indemnified Party except to the extent that it shall be actually prejudiced thereby. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnified Party; provided, however that the fees and expenses of separate counsel to the Indemnified Party in any such proceeding shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding or employ counsel satisfactory to the Indemnified Party in any such action or proceeding within a reasonable time after the commencement of such action or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party which gives rise to a conflict of interest (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Parties, which firm shall be designated in writing by the Indemnified Party and shall be acceptable to the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Indemnifying Party (to which the Indemnified Party did not consent), but, if settled with its written consent, or if there is a final non-appealable judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this paragraph, the Indemnifying Party agrees to indemnify and hold the Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment.

(c) Without limitation on the provisions of Section 6, if any payment of the Repurchase Price of any Transaction is made by any Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 20 or for any other reason, such Seller shall, except as otherwise provided in Sections 16(c) and 25, upon demand by Buyers, pay to Buyers any Breakage Costs incurred as of a result of such payment.

(d) If any Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Seller by Buyers, in their sole discretion and such Seller shall remain liable for any such payments by Buyers. No such payment by Buyers shall be deemed a waiver of any of Buyers’ rights under the Program Documents.

(e) Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyers against full payment therefore.

(f) Notwithstanding any provision to the contrary in this Agreement (including the preceding subsections of this Section 23) or any other Program Documents (including the Master Netting Agreement), in no event shall any Guarantor (in any capacity) have any obligations or liabilities of any kind whatsoever (including obligations or liabilities for any breach or alleged breach of any representation, warranty, covenant or agreement and further including obligations or liabilities for indemnification, reimbursement, contribution and the like) with respect to any of the following matters: (i) any transfer or delivery of Purchased Loans and any related Collateral to Buyer or its designee; (ii) any payment or other satisfaction of, or any setoff or other credit against the payment or other satisfaction of, Repurchase Prices, Price Differentials, Margin Calls or Margin Deficits; (iii) any transfer of cash or Additional Purchased Loans in connection with a Margin Call; (iv) any substitution of Substitute Loans for Purchased Loans; and (v) any claims, damages, losses, liabilities and expenses in respect of a Purchased Loan, in each case, to the extent and only to the extent that such claims, damages, losses, liabilities and expenses directly or indirectly relate to (A) the insolvency, bankruptcy, lack of creditworthiness, delinquency and similar characteristics of the related obligor under such Purchased Loan or (B) the uncollectibility of any principal, interest and other charges (including late fees) under such Purchased Loan.

(g) The indemnifications payable by ECC Persons shall be limited as provided in the Guaranty.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Loans as a result of restrictions upon Buyers or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Loans shall be disposed of in the event of any disposition pursuant hereto.

25.	SET-OFF

In addition to any rights and remedies of Buyers hereunder and by law, Buyers shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by any Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyers or any Affiliate thereof to or for the credit or the account of such Seller or any Affiliate thereof. Buyers agrees promptly to notify the applicable Seller after any such set-off and application made by Buyers; provided that the failure to give such notice shall not affect the validity of such set-off and application.

26.	FURTHER ASSURANCES

Sellers and the ECC Persons agree to do such further acts and things and to execute and deliver to Buyers such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyers to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyers in the Purchased Loans and the other items of Collateral or to better assure and confirm unto Buyers their rights, powers and remedies hereunder and thereunder.

27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Loans and Additional

Purchased Loans thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect any Seller’s outstanding obligations to Buyers at the time of such termination. Each Seller’s obligations to indemnify Buyers pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

29.	ASSIGNMENT

The Program Documents are not assignable by any Seller or any Guarantor. Buyers in their sole discretion may at any time assign all or a portion of their rights and obligations under this Agreement and the Program Documents; provided, however, that Buyers shall maintain, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyers and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyers hereunder, and (b) Buyers shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of any Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of such Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyers unless otherwise notified by Buyers in writing. Buyers may distribute to any prospective assignee any document or other information delivered to Buyers by Seller. Notwithstanding any assignment by Buyers pursuant to this Section 29, Buyers shall remain liable as to the Transactions.

30.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by each Guarantor, each Seller and each Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither any Guarantor nor any Seller may assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyers. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, INCLUDING

SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

EACH ECC PERSON AND EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH SELLER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH ECC PERSON AND EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SUCH PARTY MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH ECC PERSON AND EACH SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.	SINGLE AGREEMENT

Sellers, Guarantors and Buyers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Sellers, Guarantors and Buyers each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.	INTENT

Sellers and Buyers recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that each Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to ECC SPV II:	ECC SPV II
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling, Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to Encore SPV II:	Encore SPV II
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling, Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to Bravo SPV II:	Bravo SPV II
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling, Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to ECC Capital
Corporation:	ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling, Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to Encore Credit:	Encore Credit Corp.
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling. Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to Bravo:	Bravo Credit Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	William E. Moffatt
	Telephone:	(949) 856-7698
	Facsimile:	(949) 221-9816

With a copy to:

ECC Capital Corporation
1833 Alton Parkway
Irvine, CA 92606
	Attention:	Alanna Darling, Corporate Counsel
	Telephone:	(949) 856-4848
	Facsimile:	(949) 856-4948

if to Aspen:	Aspen Funding Corp.
60 Wall Street
New York, NY 10005
	Attention:	Vincent D’Amore
	Telephone:	(212) 250-7328
	Facsimile:	(212) 797-5160

if to Newport:	Newport Funding Corp.
60 Wall Street
New York, NY 10005
	Attention:	Vincent D’Amore
	Telephone:	(212) 250-7328
	Facsimile:	(212) 797-5160

if to DBSP:	DB Structured Products, Inc.
60 Wall Street
New York, NY 10005
	Attention:	Vincent D’Amore
	Telephone:	(212) 250-7328
	Facsimile:	(212) 797-5160

or to such other address or facsimile number as either party may notify to the other in writing from time to time. Notices required hereunder to be provided to one Buyer must be simultaneously provided to all Buyers.

37.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyers and Agent and shall be held by Sellers and each ECC Person (and Sellers and the ECC Persons shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyers except for (i) disclosure to any Seller’s or any ECC Person’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior written notice to Buyers, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to Buyers, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior written notice to Buyers, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of (iv), the Sellers and the ECC Persons shall not file any of the Program Documents other than the Agreement with the SEC or state securities office unless a Seller or an ECC Person, as applicable, shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

38.	DUE DILIGENCE

Each ECC Person, each Seller and the Servicer agrees to promptly provide Buyers and their agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Loans in the possession, or under the control, of Servicer, a Seller or an ECC Person. In addition, Buyers have the right to perform continuing due diligence reviews on a quarterly basis of (x) Sellers, Servicer, Guarantors and their respective Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents, and (y) the Servicing File and the Purchased Loans. Sellers shall also make available to Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loans. Without limiting the generality of the foregoing, Sellers acknowledge that Buyers shall enter into transactions with Sellers based solely upon the information provided by Seller to Buyers and the representations, warranties and covenants contained herein, and that Buyers, at their option, has the right at nay time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loans. Servicer, Sellers and the applicable ECC Persons shall pay Buyers’ out-of-pocket costs and expenses incurred in connection with any due diligence hereunder which, prior to a Default or an Event of Default, shall be limited to $40,000 per annum.

39.	NO PROCEEDINGS

(a) Each ECC Person, the Servicer and the each Seller hereby covenants and agrees (which agreement, shall, pursuant to the terms of this Agreement, be binding upon its successors and assigns) that it shall not institute against, or join any other Person in instituting against, Aspen or Newport any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Commercial Paper Note (whether or not issued to fund a Transaction under this Agreement) issued by Aspen or Newport, as applicable, is paid. Notwithstanding anything in this Agreement to the contrary, any breach of the terms or conditions of this Section 39 shall not be subject to any grace or cure period. The agreements in this Section 39(a) shall survive the termination of this Agreement and the satisfaction of all Obligations under the Program Documents.

(b) Each ECC Person and the Servicer hereby covenants and agrees that it will not at any time (until the expiration of one year and one day following the satisfaction of all Obligations under the Program Documents) institute against the Seller, or solicit or join in or cooperate with or encourage any institution against any Seller of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States Federal or State bankruptcy or similar law in connection with any obligations under the Program Documents. Notwithstanding anything to the contrary contained in this Agreement, any breach of the terms or conditions of this Agreement shall not be subject to any grace or cure period. The agreements in this Section 39(b) shall survive the termination of this Agreement and the satisfaction of all Obligations under the Program Documents.

40.	BUYER ACTING AS AGENT

Each Seller and each Buyer agrees that from time to time a Buyer may act as Agent for each other Buyer and/or any Seller pursuant to the provisions set forth on Annex I attached hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantors and Buyers have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

ECC SPV II, as Seller
By:	ECC Capital Corporation, as Administrator

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

ENCORE SPV II, as Seller
By:	Encore Credit Corp., as Administrator

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

BRAVO SPV II, as Seller
By:	Bravo Credit Corporation, as Administrator

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

ECC CAPITAL CORPORATION, as Originator and
Guarantor

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

ENCORE CREDIT CORP., as Guarantor and Originator

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

BRAVO CREDIT CORPORATION, as Guarantor
and Originator

By:	/s/ William E. Moffatt
Name:	William E. Moffatt
Title:	Treasurer

DB STRUCTURED PRODUCTS, INC., as Buyer
and Agent, as applicable

By:	/s/ Vincent D’Amore
Name:	Vincent D’Amore
Title:	Authorized Signatory

By:	/s/ Adam Cohen
Name:	Adam Cohen
Title:	Managing Director

ASPEN FUNDING CORP., as Buyer and Agent, as
applicable

By:	/s/ Douglas K. Johnson
Name:	Douglas K. Johnson
Title:	President

NEWPORT FUNDING CORP., as Buyer and Agent,
as applicable

By:	/s/ Evelyn Echevarria
Name:	Evelyn Echevarria
Title:	Vice President